Exhibit 99.1

April 9, 2024

Mr. Ben Dell

Managing Partner

Kimmeridge Energy Management Company, LLC

15 Little W 12th Street

New York, NY 10014

Dear Ben,

Thank you for providing some of the data we requested in my letter to you on March 28th.

Below is a follow-up request for (a) the data that we requested that has not been provided to date and (b) incremental data that would help SilverBow and our independent advisors in our evaluation of KTG. Note that the data being requested is the same type of data that SilverBow has publicly disclosed — either in our 10-K or in today’s Form 8-K filing.

Please send us the data and information outlined below forthwith so that we can continue our work.

Thanks,

/s/ Sean C. Woolverton

Sean C. Woolverton

Chief Executive Officer & Director

SilverBow Resources, Inc.

Appendix: Follow-Up Questions

1.

What is the timing of providing KTG’s 2023 financials? If there is a reason for the longer than customary period to complete the financials, please explain. Can you also provide audited 2022 financials? For reference, SilverBow’s 2022 and 2023 financials are on file with the SEC and can also be accessed on SilverBow’s website.

2.	Please provide complete information on balance sheet/credit agreements.

Specifically:

•	What are the covenants of KTG’s credit facility?

•	What is KTG’s LTM leverage ratio?

•	What is KTG’s current ratio?

•	Is KTG currently in full compliance with its credit agreement?

•	What is the maturity date of KTG’s credit facility?

For reference, in SilverBow’s filings with the SEC, you can find our full credit agreement and our Form 10-K, which includes the SilverBow information that is comparable to what SilverBow is requesting from KTG.

3.

KTG is currently drawn 70% on its RBL with significant outspend on cash flow for the near term. KTG is showing $120 million of liquidity while estimating an outspend of $160 million of cash flow this year. Please provide KTG’s estimate of monthly working capital. What are KTG’s plans to address limited liquidity?

For reference SBOW currently has $500+ million of liquidity with a guidance of $125-150 million of free cash flow for 2024. This information was included in SilverBow’s press release from March.

4.

Please explain the meaningful differences between KTG’s public capital and production guidance and the estimates shown in the third-party reserve report for 2024 and 2025. For clarity, see the below table for reconciliation. How is KTG achieving the same volumes in 2024 with $217 million less capital spend? Where is KTG allocating capital in 2025 — as the reserve report capital is less than 86% of KTG’s public guidance for 2025 capex?

	Public Guidance	D&M Reserve Report	Difference ($)	Difference (%)
2024 Capex ($MM)	$496	$279	($217)	(44%)
2024 Production (MMcfe/d)	375	374	(1)	(0.4%)
2025 Capex ($MM)	$443	$63	($380)	(86%)
2025 Production (MMcfe/d)	495	267	(228)	(46%)

5.

Please provide the acquisition price summary for both the Laredo Energy and Blackbrush assets. For reference, data for SilverBow’s prior acquisitions is disclosed in Note 9 to the consolidated financial statements in our Form 10-K for the period ending December 31, 2023.

6.

KTG’s disclosed annual G&A of $20 million is significantly higher on a percentage of estimated 2024 EBITDA when compared to the G&A for SilverBow — nearly double. Can you please provide context for why KTG’s annual G&A is unusually high? For details relating to SilverBow’s 2024 G&A information, see slide 17 of SilverBow’s corporate presentation from February 2024.

7.

Please provide a summary of lease obligations, i.e. how much of KTG’s 148,000 net acres are currently held by production, expiration schedule over the next three years, drilling obligations for acreage in primary term and continuous drilling obligations for the next three years?

For reference a summary of SilverBow’s lease and drilling obligations are shown below:

SilverBow Acreage:

Of 217,583 net acres as of December 31, 2023, 96.58% is Held-by-Production (HBP) or Held-by-Operations (HBO). 3.41% of our leasehold is in its primary term and set to expire as follows:

•	2024: 4,217 net acres, or 1.94% of total leasehold.

•	2025: 633 net acres, or .29% of total leasehold.

•	2026+: 2,575.71 net acres, or 1.18% of total leasehold.

Drilling Obligations

Over the next three years (2024-2026), at most, our continuous drilling obligations are between 20 and 27 wells per year. However, SilverBow has previously reduced these drilling obligations, including for 2024, and SilverBow continues to work with landowners to further reduce these obligations.

8.

Please provide a summary of contractually obligated minimum volume commitments for 2024, 2025, and 2026 and provide as a percentage of 1Q24 production. Please refer to SilverBow’s MVC disclosure in our Form 10-K for the period ending December 31, 2023.

9.

Please provide a summary of capital allocation by commodity and area for 2024. For reference, see slide 5 of SilverBow’s corporate presentation from February 2024 as an example of the data being requested.

3